As filed with the Securities and Exchange Commission on December 23, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1187536
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

(203) 465-4364

(Address of principal executive offices)

Webster Financial Corporation Amended and Restated 1992 Stock Option Plan

(Full title of the Plan)

Gerald P. Plush

Senior Executive Vice President and Chief Financial Officer

Webster Financial Corporation

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

(203) 578-2202

(Name, address and telephone number of Agent for Service)

Copy to:

Stuart G. Stein, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-8575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (1)(2)
Common Stock, par value $0.01 per share	1,600,000	$12.645	$20,232,000	$795.12

(1)	Estimated pursuant to Rule 457 (h) solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Webster Financial Corporation common stock on December 18, 2008, as reported on the New York Stock Exchange.

(2)	The Registrant is registering 1,600,000 additional shares of its common stock, par value $0.01 per share, reserved for issuance pursuant to the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan.

EXPLANATORY NOTE

COMMON STOCK BEING REGISTERED

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 1,600,000 shares of Webster Financial Corporation (“Webster”) common stock, par value $0.01 per share, to be issued pursuant to the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan (the “Plan”). The Board of Directors of Webster, on January 28, 2007, voted to amend the Plan, subject to shareholder approval, to increase the number of shares to be issued under the Plan. This increase was necessary to have options and shares of common stock available in order to maintain and improve Webster’s ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of Webster’s operations. This action was approved by the shareholders of Webster on April 26, 2007. Accordingly, as amended, the total number of shares of Webster common stock available under the Plan is 8,261,000 of which 1,600,000 shares are being registered hereby.

Webster filed a registration statement on Form S-8 (File No. 333-48548) with the Securities and Exchange Commission (the “SEC”) on October 25, 2000, pursuant to which it registered 2,961,000 shares of Webster common stock, par value $0.01 per share, reserved for issuance under the Webster Financial Corporation 1992 Stock Option Plan. The contents of the registration statement are incorporated herein by reference.

Subsequently, the Board of Directors of Webster, on April 23, 2001, voted to amend and restate the Plan in its entirety and authorized an increase in the number of shares to be issued under the Plan. These actions were approved by the shareholders of Webster on April 26, 2001. In connection therewith, Webster filed a registration statement on Form S-8 (File No. 333-87058) with the SEC on August 8, 2001, pursuant to which it registered an additional 1,500,000 shares of common stock, par value $0.01 per share, reserved for issuance under the Plan. The contents of the registration statement are incorporated by reference.

On February 26, 2003 and March 20, 2003, the Board of Directors of Webster voted to amend the Plan to increase the number of shares to be issued under the Plan. These actions were approved by shareholders of Webster on April 24, 2003. In connection therewith, Webster filed a registration statement on Form S-8 (File No. 333-87508) with the SEC on July 23, 2003, pursuant to which it registered 2,200,000 shares of Webster common stock, par value $0.01 per share, reserved for issuance under the Plan. The contents of the registration statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Webster Financial Corporation (“Webster”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

(a)	Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 28, 2008;

(b)	Webster’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC on May 9, 2008, August 5, 2008 and November 7, 2008, respectively;

(c)	Webster’s Current Reports on Form 8-K filed with the SEC on February 4, 2008, February 5, 2008, February 27, 2008, April 25, 2008, June 5, 2008, June 11, 2008, June 24, 2008, June 27, 2008, November 24, 2008, December 4, 2008 and December 19, 2008 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(b)	The description of Webster common stock, par value $0.01 per share, contained in Webster’s Registration Statement on Form S-4, as amended, filed with the SEC on March 24, 2000.

In addition, all documents and reports filed by Webster subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.01 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Reference is made to the provisions of Article 6 of Webster’s restated certificate of incorporation, as amended, and the provisions of Article IX of Webster’s bylaws, as amended.

Webster is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to herein as the Delaware Corporation Law. Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Webster, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Webster’s bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding (other than an action by or in the right of Webster) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster. Webster will indemnify any such person against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster will indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification will be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in such capacity for another business organization or entity at Webster’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not Webster would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster’s bylaws.

Article 6 of Webster’s certificate of incorporation provides that no director will be personally liable to Webster or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability:

•	for any breach of such director’s duty of loyalty to Webster or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any breach of such director’s duty of loyalty to Webster or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Webster pursuant to the foregoing provisions, or otherwise, Webster has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster of expenses incurred or paid by a director, officer or controlling person of Webster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterbury, State of Connecticut on December 23, 2008.

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith
James C. Smith Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint James C. Smith, Gerald P. Plush and Harriet Munrett Wolfe, and each and any of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on December 23, 2008:

Signature	Title

/s/ James C. Smith James C. Smith	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Gerald P. Plush Gerald P. Plush	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas O. Hart Douglas O. Hart	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Joel S. Becker Joel S. Becker	Director

/s/ John J. Crawford John J. Crawford	Director

/s/ Robert A. Finkenzeller Robert A. Finkenzeller	Director

/s/ Roger A. Gelfenbien Roger A. Gelfenbien	Director

/s/ C. Michael Jacobi C. Michael Jacobi	Director

/s/ Laurence C. Morse Laurence C. Morse	Director

/s/ Karen R. Osar Karen R. Osar	Director

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Specimen common stock certificate.

5	Opinion of Hogan & Hartson LLP as to the validity of the securities registered hereunder.

23.1	Consent of KPMG LLP.

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page hereto).

99.1	Webster Financial Corporation Amended and Restated 1992 Stock Option Plan.